EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Edible Garden AG Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	1	Equity	Common Stock, par value $0.0001 per share	Other	10,000,000	$1.87	$18,700,000	0.00013810	$2,582.47
		Total Offering Amounts					$18,700,000		$2,582.47
		Total Fee Offsets							-
		Net Fee Due							$2,582.47

(1)

This Registration Statement covers 10,000,000 shares of common stock of the Registrant authorized to be offered and sold under the Company’s 2025 Officer and Director Equity Incentive Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate number of additional shares of the Registrant’s common stock that may be issuable as a result of stock splits, stock dividends, or similar transactions. The Proposed Maximum Offering Price is estimated in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low price of the Registrant’s common stock as reported on the Nasdaq Capital Market on October 3, 2025.